EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Alico, Inc. of our reports dated December 10, 2015, relating to our audits of the consolidated and combined financial statements, and internal control over financial reporting, included in the Annual Report on Form 10-K of Alico, Inc. for the year ended September 30, 2015.

/s/ RSM US LLP

Orlando, Florida

December 21, 2015